Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-189260 on Form S-8 of our report dated November 25, 2013, relating to the financial statements and financial statement schedule of Textura Corporation (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended September 30, 2013.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 25, 2013